Exhibit 99

February 22, 2019

Beacon Roofing Supply Announces the Departure of President and CEO Paul Isabella Later this Fiscal Year

HERNDON, Va.--(BUSINESS WIRE)-- Beacon Roofing Supply, Inc. (Nasdaq: BECN) ("Beacon") announced today that President and CEO Paul Isabella will leave the Company later this fiscal year.  Mr. Isabella will remain President and CEO, and a Director, during the Company’s nationwide search for his successor and will remain with Beacon through the transition of his duties until his departure, after which he will remain an advisor to the Company.

“Paul Isabella has provided 12 years of dedicated service to Beacon,” said Robert R. Buck, Beacon's Chairman. "He has been a valued leader to our executive management team, especially through our recent transformative acquisitions of RSG and Allied.  As part of our Company’s succession-planning process, we have prepared for Paul’s departure and we are glad that Paul is willing to remain with Beacon through our on-boarding of a successor with the skills, experience, and vision to lead Beacon to many more years of growth in sales and profitability.”

“It remains my great pleasure to serve as Beacon’s President and CEO through my departure and to continue to play a role in Beacon’s growth and success,” added Paul Isabella.  “A strong succession planning process is critical to the long-term success of a great Company and I look forward to helping Beacon ensure that my successor will be well-equipped to lead Beacon to even greater heights.”

About Beacon Roofing Supply

Founded in 1928, Beacon Roofing Supply, Inc. is the largest publicly traded distributor of residential and commercial roofing materials and complementary building products, operating over 500 branches throughout all 50 states in the U.S. and 6 provinces in Canada. To learn more about Beacon and its family of regional brands, please visit www.becn.com.

Contact Information:

Beacon Roofing Supply, Inc.

Joseph Nowicki, Executive VP & CFO

571-323-3939

JNowicki@becn.com